Exhibit 99.1

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Brian Korb
Chief Financial Officer	646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS TO PRESENT AT THE 11TH ANNUAL BIO CEO & INVESTOR CONFERENCE

Mountain View, Calif, February 2, 2009 – VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced that Timothy E. Morris, chief financial officer, will present an overview of the company at the BIO CEO & Investor Conference on Tuesday, February 10, 2009 at 2:45 pm (ET) at the Waldorf Astoria Hotel in New York.

In addition, Wesley Day Ph.D, vice president of clinical development will be a panelist in the BIO CEO therapeutic workshop “Metabolic: Feeding the Need for New Treatments in Obesity,” on Monday, February 9, 2009 at 11:00 am (ET).   Dr. Day will discuss Qnexa™, which is in phase 3 for the treatment of obesity, and its potential to treat a range of metabolic disorders, from obesity to diabetes.

A live audio webcast and replay of the presentation will be available on the “Investors” section of the Company’s website, www.vivus.com or http://www.corporate-ir.net/ireye/conflobby.zhtml?ticker=VVUS&item_id=2079659. The obesity panel will not be webcast.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational product candidates addressing obesity, diabetes and sexual health. The investigational pipeline includes: Qnexa™, which is in phase 3 for the treatment of obesity and has completed a phase 2 study for the treatment of type 2 diabetes; avanafil, which is in phase 3 for the treatment of erectile dysfunction (“ED”), and Luramist™ (Testosterone MDTS®), for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (“HSDD”).  MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com/.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel 650-934-5200 Fax 650-934-5389 www.vivus.com

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.

###